SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Intersections Inc.

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INTERSECTIONS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intersections Inc. (the “Company”) will be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 18, 2011 at 11:00 in the morning, local time, for the following purposes:

1. To elect eight Directors.

2. To approve an amendment to the 2006 Stock Incentive Plan.

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

4. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 25, 2011 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors

Michael R. Stanfield

Chairman of the Board

Dated: April 20, 2011
Chantilly, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 18, 2011.

The Company’s 2011 Proxy Statement and 2010 Annual Report to Stockholders are available at http://www.proxydocs.com/intx

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

TABLE OF CONTENTS

PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
CORPORATE GOVERNANCE PRINCIPLES
EXECUTIVE COMPENSATION
PRINCIPAL STOCKHOLDERS
TRANSACTIONS WITH RELATED PERSONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO:
PROPOSAL 3:
OTHER MATTERS
APPENDIX A

INTERSECTIONS INC.
3901 STONECROFT BOULEVARD
CHANTILLY, VIRGINIA 20151

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Intersections Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 18, 2011, at 11:00 in the morning, local time, or any adjournments or postponements thereof. Holders of record of the Company’s common stock at the close of business on March 25, 2011 shall be entitled to vote on the matters presented at the Meeting. On March 25, 2011, 18,073,630 shares of common stock were issued and outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting.

Each proxy duly executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, by electing to revoke its proxy and vote its shares personally. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy. Directions to attend the Meeting can be found on our website at www.intersections.com.

There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2010, which includes the Company’s Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and form of proxy will first be sent or given to stockholders on or about April 20, 2011. Additionally, stockholders can access a copy of the proxy materials at www.proxydocs.com/intx.

Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Meeting, the shares of common stock represented by the proxy will be voted: (1) FOR the election of each of the eight director candidates; (2) FOR the approval of an amendment to the 2006 Stock Incentive Plan; (3) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and (4) in accordance with the discretionary authority of the named proxies upon such other matters as may properly come before the Meeting.

The presence, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast at the Meeting; any other item on the agenda must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item at the Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders and have the same effect as votes against the matter except in the election of directors. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Meeting.

A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares by completing and returning the proxy card will help to avoid additional expense.

It is expected that the following business will be considered at the Meeting and action taken thereon:

PROPOSAL ONE:

ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The Board of Directors currently consists of eight directors. Our Nominating/Corporate Governance Committee has recommended, and the Board of Directors has nominated, each of our current directors to stand for re-election at the Meeting, and each director has decided to stand for re-election. Unless otherwise directed, the persons named in the proxy intend to vote all proxies for the nominees set forth below. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

		Served as a
Name	Age	Director Since

Michael R. Stanfield	60	1996
John M. Albertine	66	2008
Thomas G. Amato	65	2004
James L. Kempner	53	2006
Thomas L. Kempner	83	1996
David A. McGough	52	1999
Norman N. Mintz	76	1996
William J. Wilson	74	1996

Michael R. Stanfield co-founded CreditComm, the predecessor to the Company, in May 1996, and is our Chairman of the Board and Chief Executive Officer. Mr. Stanfield joined Loeb Partners Corporation in November 1993 and served as a Managing Director at the time of his resignation in August 1999. Mr. Stanfield has been involved in management information services and direct marketing through investments and management since 1982, and has served as a director of CCC Information Services Inc. and BWIA West Indies Airways. Prior to beginning his operational career, Mr. Stanfield was an investment banker with Loeb, Rhoades & Co. and Wertheim & Co. Mr. Stanfield serves as both Chairman and CEO because he is the founder of the Company and has successfully led the Company and the Board of Directors since inception. For these reasons, he has been nominated to continue serving on the Board of Directors.

John M. Albertine has served on our Board of Directors since August 2008. In 1990, Dr. Albertine founded Albertine Enterprises, Inc., a merchant banking, consulting and lobbying firm. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises for the past 20 years. From 1986 through

1990, he served as Vice Chairman of the Fruit of the Loom Company. From 1981 through 1986, he served as President of the American Business Conference. From 1979 to 1980, he served as Executive Director to the Congressional Joint Economic Committee. From 1977 through 1979, he served as Legislative Assistant to U.S. Senator Lloyd M. Bentsen. From 1969 through 1977, Dr. Albertine served as an Instructor, Assistant Professor, Associate Professor and ultimately as Chair of the Department of Economics at Mary Washington College. Dr. Albertine holds a Ph.D. in Economics from the University of Virginia and a Bachelor of Arts in Economics from King’s College. Dr. Albertine has been a director of 14 publicly traded companies in his career. Currently, Dr. Albertine is a director of Integral Systems, Inc., a manufacturer of satellite ground systems and equipment, and Kadant Inc., a supplier of technology-based systems for the global pulp and paper industry. The Board of Directors values Dr. Albertine’s current and past experience as a director of a number of public and private companies, and for these reasons, he has been nominated to continue serving on the Board of Directors.

Thomas G. Amato has served on our Board of Directors since January 2004. Mr. Amato has served as Chief Financial Officer of public and private companies since 1980. He is currently Managing Director of Amato Ventures which is engaged in domestic oil and natural gas development. Mr. Amato also serves as a director of Globalprivateequities.com, Inc. and is Vice-Chairman of the Board of Trustees of the Carrier Clinic, an independent mental health hospital serving New Jersey. He holds an AB in economics from Princeton University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Amato has expertise in financial, accounting and risk management issues, and for these reasons, he has been nominated to continue serving on the Board of Directors.

James L. Kempner has served on our Board of Directors since August 2006. Mr. Kempner is a Senior Advisor at Lazard Frères & Co. LLC, which he joined in 1983, and was named a General Partner in 1993. In addition to his position at Lazard Frères, Mr. Kempner became a Managing Director of Loeb Partners Corporation in January 2011. Mr. Kempner has been involved in numerous banking and capital markets transactions, including advising the Company on its initial public offering, and ran Lazard’s Corporate Finance department from 1995 to 1998. Mr. Kempner is the Vice Chairman of the Board of The New York Eye and Ear Infirmary and its Finance Committee, and also is a Trustee of the James Loring Johnson 1994 Trust. Mr. Kempner is the son of Thomas L. Kempner. Mr. Kempner has expertise in financial markets, investment banking and strategic planning, and has been the Company’s primary relationship contact with Lazard, which from time to time provides investment banking and financial advisory services to the Company. For these reasons, Mr. Kempner has been nominated to continue serving on the Board of Directors.

Thomas L. Kempner has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation and its predecessors since 1979. Mr. Kempner is currently a director of Dyax Corporation, FuelCell Energy, Inc. and IGENE Biotechnology, Inc., and is currently director emeritus of Northwest Airlines, Inc. Mr. Kempner was formerly a director of CCC Information Services Group, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, and Alcide Corporation. Mr. Kempner is the father of James L. Kempner. Mr. Kempner has over 50 years of experience in financial, investment and securities markets, and is the co-founder of the Company and the controlling shareholder of our largest shareholder, Loeb Holding Corporation. For these reasons, he has been nominated to continue serving on the Board of Directors.

David A. McGough has served on our Board of Directors since August 1999. For more than 20 years, Mr. McGough has been President, Chief Executive Officer and Director of Digital Matrix Systems, Inc. and DMS Services, Inc., companies that specialize in credit data and risk analysis. Mr. McGough has extensive experience in the credit data and information technology industries, and operational experience gained as the chief executive officer of a technology company. For these reasons, he has been nominated to continue serving on the Board of Directors.

Norman N. Mintz has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Dr. Mintz has been Vice President and Managing Director of Loeb Partners Corporation since 1990 and is an executive officer of Loeb Holding. Dr. Mintz is a director of VirtualScopics,

Inc., an image analysis provider. Previously, he was the Executive Vice President for Academic Affairs for Columbia University, where he taught economics, and has been a professor at New York University and Syracuse University. Dr. Mintz holds a Ph.D. in Economics and Finance from New York University and a Bachelor of Arts from Bucknell University. Dr. Mintz has over 50 years of experience in financial, investment and securities markets, and is an executive officer of our largest shareholder, Loeb Holding Corporation. For these reasons, he has been nominated to continue serving on the Board of Directors.

William J. Wilson has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Wilson currently is a principal of CAMBIAR LLC, a consulting firm, and is the sole proprietor of Wilson Connexions LLC, an M&A consultancy. Prior to his retirement in 2003, Mr. Wilson was Chief Executive Officer and Chairman of the Board of Directors of market research company Roper Starch Worldwide Inc., and then Executive Chairman of NOP World, a division of United Business Media Ltd., which acquired Roper Starch Worldwide in August 2001. Mr. Wilson has considerable insight and experience as the former chief executive officer of a global market research firm and as a private investor in technology companies. Having been involved with the Company since its early days, he brings an historical perspective to the Board of Directors. For these reasons, he has been nominated to continue serving on the Board of Directors.

The Board of Directors of the Company recommends a vote FOR the election of each named nominee.

CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics, our Statement of Policy with Respect to Related Person Transactions and the committee charters for our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. These documents are available under the “Investor Relations” section of our web site at www.intersections.com, or by written request (without charge) to Investor Relations, 3901 Stonecroft Boulevard, Chantilly, VA 20151.

Governance Guidelines

Our Corporate Governance Guidelines and Principles set forth overall standards and policies for the responsibilities and practices of our Board of Directors and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, evaluating and compensating our CEO and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our CEO, principal financial officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any amendments to, or waivers from, any provisions of this code as it applies to our CEO, principal financial officer and principal accounting officer on our web site within four business days of such amendment or waiver.

Director Independence

Our Corporate Governance Guidelines and Principles provide that independent directors must constitute a majority of the Board with no more than two members of management serving on the Board at the same time.

In determining the “independence” of a director, the Board must be guided by the definition of “independent director” under applicable law and the pertinent listing standards of the NASDAQ Global Market.

In determining independence, the Board of Directors reviews whether directors have any material relationship with us and considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board of Directors considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board of Directors reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with us, directly or as a partner, stockholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that the following six director nominees standing for election are independent under the criteria established by the NASDAQ Global Market for independent board members: John M. Albertine, Thomas G. Amato, James L. Kempner, Thomas L. Kempner, Norman N. Mintz and William J. Wilson.

The Board of Directors considered the following transactions, relationships and arrangements, in addition to those disclosed in the “Transactions with Related Persons” section of this proxy statement, in making its independence determinations:

•	Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation, and is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an affiliate of Loeb Holding. Loeb Holding beneficially owns 6,924,393 shares, or approximately 42%, of our outstanding common stock as of April 1, 2011 and is our largest stockholder.

•	Norman N. Mintz is an executive officer of Loeb Holding.

•	James L. Kempner is a Senior Advisor at Lazard Frères, which from time to time provides investment banking and financial advisory services to us, and a Managing Director of Loeb Partners. Mr. Kempner is the son of Thomas L. Kempner, the Chairman and Chief Executive Officer of Loeb Holding, our largest stockholder.

•	John M. Albertine is Chairman and Chief Executive Officer of Albertine Enterprises, a merchant banking, consulting and lobbying firm, which from time to time provides lobbying and consulting services to us.

Board Leadership Structure

Mr. Stanfield serves as CEO and Chairman of the Board of Directors. He is the founder of the Company and beneficially owns approximately 6.9% of the Company’s outstanding common stock as of April 1, 2011. His dual role was established over approximately 15 years ago when he founded the Company. The Board of Directors believes that at the Company’s current stage of growth the Board of Directors is best served by a chairman who is involved with the Company on a full-time basis and is therefore able to bring great depth of knowledge about the Company to this role. The Board of Directors has not designated a lead independent director.

Board Meetings and Committees; Annual Meeting Attendance

In 2010, there were eight meetings of the Board of Directors, six meetings of the Audit Committee, three meetings of the Compensation Committee, two meetings of the Executive Committee and one meeting of the Nominating/Corporate Governance committee. Each Director of the Company attended or participated in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served.

Board members are strongly encouraged to attend our annual meeting of stockholders. Each of our directors attended our 2010 annual meeting.

Audit Committee

Our current Audit Committee consists of Messrs. Amato, McGough and Wilson. The Board of Directors has determined that Mr. Amato is an “audit committee financial expert.” Dr. Albertine served on the Audit Committee until March 2010. Dr. Albertine resigned following the Audit Committee’s annual review of the relationship between the Company and Albertine Enterprises, as discussed above under “Director Independence.” Each member of the Audit Committee other than Mr. McGough is an independent member of our Board of Directors. Mr. McGough was appointed to our Audit Committee following Dr. Albertine’s resignation. NASDAQ rules provide an exception for the appointment of a non-independent director to the audit committee under exceptional and limited circumstances. Our Board of Directors appointed Mr. McGough as the third director to our Audit Committee following Dr. Albertine’s resignation from the committee after a review of the available qualified candidates, Mr. McGough’s extensive historical experience with both the Company and financial and accounting issues facing technology companies and the nature of the relationship between DMS and the Company, including the payments made and to be made by the Company to DMS, as discussed below under “Transactions with Related Persons.” The Board of Directors concluded that, under these exceptional and limited circumstances, Mr. McGough’s membership on the Audit Committee is in the Company’s best interests and that of the Company’s stockholders, and that Mr. McGough satisfied the Audit Committee independence criteria under Section 10A(m)(3) of the Securities Exchange Act of 1934. Mr. McGough may only serve pursuant to NASDAQ rules on the Audit Committee until March 2012.

The principal responsibilities of the Audit Committee are:

•	to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information the Company provides to its stockholders, any governmental body or the public; the Company’s systems of internal controls, established by management and the Board of Directors, regarding finance, accounting, legal compliance and ethics; and the Company’s auditing, accounting and financial reporting processes generally;

•	to serve as an independent and objective body to monitor the Company’s financial reporting process and internal control system;

•	to select, evaluate and, when appropriate, replace the Company’s independent auditors;

•	to review and appraise the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (or other personnel responsible for the internal audit function), and the Board of Directors;

•	to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	to conduct appropriate review and oversight of all related party transactions.

Compensation Committee

Our current Compensation Committee consists of Dr. Albertine and Messrs. Thomas L. Kempner and Wilson. Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards, and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Messrs. Kempner and Wilson are each an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986. The principal duties of the Compensation Committee are:

•	to ensure the Company’s senior executives are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	to communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

The Compensation Committee may delegate some or all of its duties to a sub-committee comprising one or more members of the Compensation Committee.

Executive Committee

Our current Executive Committee consists of Messrs. Thomas L. Kempner and Stanfield. The principal duties of the Executive Committee are:

•	to exercise the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and

•	to decide issues from time to time delegated by the Board of Directors.

Nominating/Corporate Governance Committee

Our current Nominating/Corporate Governance Committee consists of Messrs. Amato and James L. Kempner and Dr. Mintz. Each member of this committee is an independent director under applicable NASDAQ listing standards. The principal duties of the Nominating/Corporate Governance Committee are:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies which occur between stockholder meetings;

•	to develop and recommend to the Board of Directors a code of business conduct and ethics and to review the code at least annually;

•	to make recommendations to the Board of Directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board of Directors and management; and

•	to annually evaluate this committee’s performance and charter.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board of Directors by the stockholders and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders. The Nominating/Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors. The Nominating/Corporate Governance Committee seeks diversity in the collective membership of the Board of the Directors. Although it does not have formal objective criteria for determining the amount of diversity, the committee seeks directors with varied backgrounds, experience, skills, knowledge and perspective and who maintain a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. Director candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, as well as whether the individual satisfies criteria for independence as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Nominating/Corporate Governance Committee will consider recommendations for potential directors from other directors or stockholders.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company at its principal executive offices not later than the date for stockholder proposals set forth herein under “Other Matters — Stockholder Proposals.”

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, CEO, other executive officers or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, our Nominating/Corporate Governance Committee considers, among other factors, the following:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	the contribution which the person can make to the Board of Directors and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the committee may consider relevant; and

•	the character and integrity of the person.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Communications with Non-Management Directors

The Nominating/Corporate Governance Committee approved a process for handling communications received by the Company and addressed to non-management members of the Board of Directors. Stockholders and other parties interested in communicating with any directors of the Company (or the Board of Directors as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. He will review all such correspondence and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires the attention of the Board of Directors. The Board of Directors or any member thereof may at any time request that copies of all such correspondence be forwarded to the Board of Directors.

Correspondence relating to accounting, internal controls or auditing matters are handled by the Audit Committee in accordance with its procedures. Communications which consist of stockholder proposals must instead follow the procedures set forth under “Other Matters — Stockholder Proposals” and, in the case of recommendations for director candidates, the procedures set forth under “Corporate Governance Principles — Nomination of Directors.”

Executive Sessions of Non-Management Directors

The non-management directors of our Board meet in executive session at least two times during the year, generally at regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Directors

Employee directors do not receive any separate compensation for their Board activities. For 2010, each non-employee director received an annual cash retainer of $30,000, payable in quarterly installments. In addition, for 2010, the Chairman of our Audit Committee received an additional annual cash retainer of $6,000, payable in quarterly installments. For 2011, each non-employee director will receive an annual cash retainer of $40,000, payable in quarterly installments, and the Chairman of our Audit Committee will receive an additional annual cash retainer payable of $8,000, payable in quarterly installments. In 2008, each non-employee director received a grant of stock options for 7,500 shares (except that Dr. Albertine received a grant for 3,750 shares), which vest in three equal annual installments starting April 23, 2009. In 2010, each non-employee director received a grant of stock options for 5,000 shares and of RSUs for 5,000 shares, each of which vest in four equal annual installments starting February 3, 2011. In February 2011, each non-employee director received a grant of stock options for 5,000 shares and of RSUs for 5,000 shares, each of which vest in four equal annual installments starting February 2, 2012. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings.

Fiscal 2010 Non-Employee Director Compensation

The following table provides information on compensation for non-employee directors who served during 2010.

				All Other
	Fees Earned or	Stock Awards	Option Awards	Compensation
Name	Paid in Cash ($)	($)(1)(3)	($)(2)(3)	($)(4)	Total ($)

John M. Albertine	30,000	4,927	7,973	1,500	44,400
Thomas G. Amato	36,000	4,927	11,285	1,500	53,712
James L. Kempner	30,000	4,927	11,285	1,500	47,712
Thomas L. Kempner	30,000	4,927	11,285	1,500	47,712
David A. McGough	30,000	4,927	11,285	1,500	47,712
Norman N. Mintz	30,000	4,927	11,285	1,500	47,712
William J. Wilson	30,000	4,927	11,285	1,500	47,712

(1)	The amount shown for stock awards relates to RSUs granted under our 2006 Stock Incentive Plan. The grant date fair value computed in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) of each RSU was $4.30.

(2)	The amount shown for option awards relates to stock options granted under our 2006 Stock Incentive Plan and 2004 Stock Incentive Plan. The grant date fair value computed in accordance with U.S. GAAP and for 2010 grants it was $2.74 and for 2008 grants it was $3.26.

(3)	Please see our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion on the valuation assumptions of the calculation.

(4)	Consists of a dividend equivalent cash payment on unvested RSUs.

EXECUTIVE COMPENSATION

Overview of Compensation Program

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors for approval of the compensation paid to the Company’s CEO, reviewing and approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, the Company’s incentive-compensation plans and equity-based compensation plans, and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry.

The Compensation Committee has authority to retain its own advisors and compensation consultants to assist it in making compensation decisions, although no such consultant was used during 2010.

The Company does not benchmark any of the elements of compensation for its executive officers against comparable companies. We believe there is a distinction between benchmarking and using surveys and other data to obtain a general understanding about compensation practices. Historically, the Compensation Committee reviews relevant market data about compensation for similar companies (revenue and industry) from public surveys and peer group proxies which were provided by third parties, as well by the Company’s management. These third party surveys in turn relied on published surveys from other sources. The Compensation Committee has also reviewed information provided by management on approximately 20 companies included in the Forbes list of best small companies, a list in which the Company also was included. In determining compensation levels for 2009, a consultant of the Company delivered a presentation on retention strategies to the CEO, the Compensation Committee and the Board of Directors. The Compensation Committee then reviewed this compensation information from surveys of other similar companies to obtain a general understanding of current compensation practices; however, the Compensation Committee did not target the compensation of our executive officers at a specific percentile or range for total or individual compensation based upon other companies’ compensation arrangements. The Compensation Committee then made adjustments to the 2009 compensation in setting 2010 levels.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2010 compensation, the CEO, aided by our human resources and business planning and analysis departments, provided statistical data, and then made recommendations to, the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were recommended by the Compensation Committee and approved by the Board of Directors.

Summary Compensation Information

The table below sets forth certain information regarding compensation paid or accrued for 2010 and 2009 to our CEO and each of our two most highly compensated executive officers who were serving as executive officers at the end of 2010. We refer to these persons as our named executive officers.

Summary Compensation Table

						All Other
Name and Principal				Stock	Option	Compensation
Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)(2)(3)	Total ($)

Michael R. Stanfield	2010	420,000	—	825,089	439,236	767,357	2,451,681
Chief Executive Officer	2009	436,154	—	557,151	360,386	493,001	1,846,692
John G. Scanlon	2010	294,000	—	285,847	234,551	285,982	1,100,381
Chief Financial Officer	2009	305,308	—	177,585	226,933	223,442	933,267
Neal Dittersdorf	2010	294,000	—	291,622	183,353	317,458	1,086,433
Chief Legal Officer	2009	305,308	—	198,541	143,849	222,716	870,414

(1)	Please see our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion on the valuation assumptions of the calculation in accordance with U.S. GAAP. Stock and option awards above represent the grant date fair value for each named executive officer in accordance with U.S. GAAP.

(2)	The column “All Other Compensation” includes perquisites and personal benefits totaling $10,000 or more, which includes annual dues for membership to a golf club for Mr. Stanfield ($11,500); automobile allowances for Mr. Stanfield ($16,800), Mr. Scanlon ($11,760), and Mr. Dittersdorf ($11,760); and supplemental health insurance benefit allowances for Mr. Stanfield ($7,290), Mr. Scanlon $(11,737), and Mr. Dittersdorf $(3,663).

(3)	The other components of column “All Other Compensation” consist of an incremental cash payment in the participant’s value pool amount and dividend equivalent cash payments on unvested RSUs. The incremental cash payment was $570,000 for Mr. Stanfield, $208,200 for Mr. Scanlon, and $246,000 for Mr. Dittersdorf. The dividend equivalent cash payments on unvested RSUs were $159,167 for Mr. Stanfield, $51,685 for Mr. Scanlon, and $53,435 for Mr. Dittersdorf.

Employment and Noncompetition Agreements

On December 23, 2010, we entered into amended and restated employment agreements with Messrs. Stanfield, Dittersdorf and Scanlon for the purpose of making technical changes in connection with Section 409A of the Internal Revenue Code and the recent health care reform legislation, and certain other changes.

The employment agreements provide for an initial base salary for each of the executives, subject to annual discretionary increases, as follows: Stanfield — $420,000; Dittersdorf — $294,000; and Scanlon — $294,000. Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. In addition, each executive is eligible to receive an annual bonus in accordance with any bonus plan adopted by the Board of Directors or the Compensation Committee, an annual car allowance equal to 4% of his base salary and supplemental medical coverage (or, under certain circumstances, an economically equivalent benefit) not to exceed 5% of his base salary.

Each agreement provides for at-will employment and may be terminated by the Company or the executive for any reason upon 60 days’ notice or, under certain circumstances immediately for cause.

If the executive’s employment is terminated (a) by the Company for cause or by the executive for other than good reason, or (b) due to the executive’s death or disability, the executive shall be entitled to receive:

•	any earned and unpaid base salary,

•	any bonus due at the time of termination under a then current bonus plan, and

•	medical benefit continuation at the executive’s expense as provided by law; in addition, if the executive’s employment is terminated due to his death or disability, the executive shall be entitled to receive any prior year’s bonus to the extent not previously paid, which will be paid when the prior year’s bonuses are paid to active employees, and the Company shall pay the cost of medical benefit continuation for up to 18 months (or, under certain circumstances, an economically equivalent benefit).

If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the executive shall be entitled to receive:

•	any earned and unpaid base salary;

•	any prior year’s bonus to the extent not previously paid, which will be paid when the prior year’s bonuses are paid to active employees, and any current year’s bonus to the extent due at the time of termination under the applicable bonus plan;

•	a one-time cash payment equal to the cash compensation (including base salary, bonus and other similar payments, but excluding payments pursuant to options or equity awards or which are calculated by reference to options or equity awards), received by the executive during the prior 18-month period, or 30-month period if termination occurs within 12 months after a change in control, in exchange for a general release, payable on the 60th day following the date of termination, provided that the release has become effective before such 60th day; and

•	medical benefit continuation for the executive and his dependents for up to 18 months, or 30 months if the termination occurs within 12 months after a change in control (or, under certain circumstances, an economically equivalent benefit), at the Company’s expense, provided that the executive provides a release to the Company.

For purposes of the agreements, good reason means, after notice and a 30-day cure period: (a) a reduction in the base salary and/or in the aggregate non-cash benefits provided under the agreement, and/or, following a change in control, a material decrease in the opportunity for cash compensation in excess of the executive’s base salary; (b) a material diminution in the executive’s authority, duties, position or responsibilities; (c) the relocation of the executive’s office to any location outside of a 30-mile radius from the current location; (d) the Company’s material breach of the employment agreement; or (e) the Company’s failure to obtain an agreement from any successor to guarantee or assume our performance under the employment agreement; except that in the event of a change in control, the Company shall cease to have a 30-day cure period.

For purposes of the agreements, change in control generally means: (a) the acquisition of 30% or more of our common stock, unless the acquisition is by the Company, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of the Company; (b) a merger or consolidation, unless the Company’s stockholders continue to control more than 50% of its voting power after the transaction; or (c) the sale of all or substantially all of the Company’s assets.

Each employment agreement also provides that the executive shall not divulge confidential information, shall assign intellectual property rights to the Company and shall not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of the executive’s employment (subject, in the case of Mr. Dittersdorf, to an exception for performance of legal services to the extent that such restriction is not permitted under applicable law).

The employment agreements for Messrs. Stanfield and Dittersdorf provide, as required under Section 409A of the Code for all “specified employees,” that any severance/termination related payments will be subject to a delay of the later of 18 months from the date of the agreement or six months from the date of termination, and if such delay is required, the payment that would otherwise be made without such delay will be contributed by the Company to a “rabbi trust” established by the Company at its sole expense, and paid to the executive from the trust at the expiration of the delay. The employment agreement for Mr. Scanlon is identical in all material respects to the agreements for Messrs. Stanfield and Dittersdorf, except that any severance/termination related payments will be subject to a delay of only six months from the date of termination, as permitted under Section 409A.

Potential Payments upon Termination of Employment or Change-in-Control

Under the individual employment agreements with our CEO and other named executive officers, each person would be entitled to receive the following estimated payments and benefits upon a termination of employment or termination of employment with or without a change-in-control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or termination of employment or resignation with good reason with a change-in-control, were to occur. In certain circumstances in connection with a change-in-control, we may establish or fund trusts to secure our (or our successors’) obligations to make payments under the agreements in advance of the time payment is due.

The table reflects the amount that could be payable under the various arrangements assuming that the termination of employment or change-in-control occurred at December 31, 2010.

		Involuntary		Involuntary
		Not for Cause		Termination or Good
		Termination or		Reason Resignation
	Voluntary	Good Reason	For Cause	(After a Change-in-	Disability/
	Resignation	Resignation	Termination	Control)	Death
	on	on	on	on	on
Name	12/31/2010 ($)(1)	12/31/2010 ($)	12/31/2010 ($)(1)	12/31/2010 ($)	12/31/2010 ($)

Michael R. Stanfield	$63,149	$1,540,803	$63,149	$2,346,403	$94,649
Neal Dittersdorf	$38,446	$861,804	$38,446	$1,329,674	$60,496
John G. Scanlon	$15,486	$793,694	$15,486	$1,261,564	$30,186

(1)	Consists of accrued paid leave.

We retain the discretion to compensate any officer upon any future termination of employment or a change-in-control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
	Number of
	Securities	Number of						Market Value of
	Underlying	Securities		Option		Number of Shares		Shares or Units of
	Unexercised	Underlying		Exercise		or Units of Stock		Stock That Have
	Options(#)	Options(#)		Price	Option	That Have Not		Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	Vested (#)		($)(6)

Michael R. Stanfield	83,240	—		8.11	2/8/2012	16,875	(4)	$176,513
	49,944	—		8.11	12/24/2012	17,500	(5)	$183,050
	66,592	—		8.11	1/2/2013	104,516	(1)	$1,093,237
	250,000	—		13.00	1/19/2015	137,288	(2)	$1,436,032
	27,767	83,300	(1)	5.48	3/24/2019	254,375	(3)	$2,660,763
	20,455	61,365	(2)	3.10	5/20/2019
	64,719	194,156	(2)	3.10	5/20/2019
	—	119,880	(3)	4.32	1/26/2020
Neal Dittersdorf	12,330	36,991	(1)	5.48	3/24/2019	6,750	(4)	$70,605
	9,084	27,251	(2)	3.10	5/20/2019	7,500	(5)	$78,450
	28,794	86,381	(2)	3.10	5/20/2019	34,809	(1)	$364,102
	—	52,364	(3)	4.32	1/26/2020	45,724	(2)	$478,273
						83,333	(3)	$871,663
John G. Scanlon	12,330	36,991	(1)	5.48	3/24/2019	6,750	(4)	$70,605
	9,084	27,251	(2)	3.10	5/20/2019	7,500	(5)	$78,450
	34,801	104,403	(2)	3.10	5/20/2019	34,809	(1)	$364,102
	—	48,698	(3)	4.32	1/26/2020	45,724	(2)	$478,273
						77,500	(3)	$810,650

(1)	Vest in three equal annual installments starting on March 24, 2011.

(2)	Vest in three equal annual installments starting on May 20, 2011.

(3)	Vest in four equal annual installments starting on January 26, 2011.

(4)	Vest on March 1, 2011.

(5)	Vest in two equal annual installments starting on January 17, 2011.

(6)	Value calculated based on the closing price of the Company’s common stock on December 31, 2010 ($10.46).

Equity Incentive Plans

We have in effect the 1999 Stock Option Plan, the 2004 Stock Option Plan and the 2006 Stock Incentive Plan. Awards under the 2004 Plan may take the form of incentive stock options and nonqualified stock options, and awards under the 2006 Plan may take the form of incentive stock options, nonqualified stock options, restricted stock awards and/or RSUs. The Compensation Committee administers the Plans, selects the individuals who will receive awards and establishes the terms and conditions of those awards. Shares of common stock subject to awards that have expired, terminated, or been cancelled or forfeited are available for issuance or use in connection with future awards.

As of December 31, 2010, there were options to purchase 319,000 shares outstanding under the 1999 Plan. The active period for this plan expired on August 24, 2009. The 2004 Plan authorizes us to issue options to purchase 2.8 million shares of common stock, of which, as of December 31, 2010, we have awards for approximately 375,000 shares remaining to issue. The 2006 Plan provides for us to issue awards for 5.1 million shares of common stock, of which, as of December 31, 2010, we have awards for approximately 982,000 shares or restricted stock units remaining to issue.

The following table sets forth information as of December 31, 2010 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
Number of Securities
Remaining Available
	Number of Securities	Weighted-Average	for Future Issuances
	to be Issued Upon	Exercise Price of	Under Equity
	Exercise of	Outstanding Options,	Compensation Plans
	Outstanding Options,	Warrants and Rights ($)	(Excluding
Plan Category	Warrants and Rights	Warrants and Rights	Securities in Column A)

Equity compensation plans approved by security holders	5,738,865	$5.79	1,357,642
Equity compensation plans not approved by security holders	—	—	—
Total	5,738,865	$5.79	1,357,652

See “Proposal 2: Approval of an Amendment to the 2006 Stock Incentive Plan” for further discussion.

Accounting and Tax Considerations

The Compensation Committee considers the financial reporting and income tax consequences to the Company of the compensation components for the executive officers in analyzing and determining the level and mix of compensation. Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not take a tax deduction for compensation in excess of $1,000,000 paid to the chief executive officer or the other most highly compensated executive officers, other than certain qualified “performance-based” compensation. The Compensation Committee continues to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Compensation Committee also continues to monitor the impact of Sections 280G and 4999 of the Internal Revenue Code in the event of a change of control of the Company. Although none of the current employment arrangements with the named executive officers contemplate any steps or actions to mitigate the impact of any “excess parachute payments” on either the Company or the executive, the Compensation Committee retains the discretion it deems necessary to reduce or eliminate the impact of any “excess parachute payments” not being deductible by the Company and/or subject to a 20% excise tax on the recipient. The Compensation Committee continues to monitor the implementation of the rules and regulations pursuant to Section 409A, which, among other things, could cause certain types of deferred payments to be subject to additional taxes and penalties. While the Company believes that its current employment arrangements and agreements do not give rise to any material negative consequences under Section 409A, it is the Company’s current intention to structure any new employment arrangements or agreement, or if need be amend existing employment arrangements or agreements, to reduce or eliminate any adverse effects of Section 409A.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following is a schedule of all persons who, to our knowledge, beneficially owned more than 5% of the outstanding common stock of the Company as of April 1, 2011:

	Number of Shares
	of Common Stock	Percent of
	Beneficially	Common
Name and Address of Beneficial Owner	Owned	Stock

Loeb Holding Corporation(1)	6,924,393	42.4%
61 Broadway New York, NY 10006
Heartland Advisors, Inc.(2)	2,172,323	13.3%
789 North Water Street Milwaukee, WI 53202
Osmium Partners, LLC(3)	1,098,656	6.7%
388 Market Street, Suite 920 San Francisco, California 94111
Dimensional Fund Advisors L.P.(4)	957,903	5.9%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

(1)	According to Schedule 13G/A filed with the SEC on March 19, 2009. Thomas L. Kempner, one of our directors, is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation.

(2)	According to Schedule 13G/A filed with the SEC on February 10, 2011 by Heartland Advisors, an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors. The shares may be deemed beneficially owned by (a) Heartland Advisors by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (b) Mr. Nasgovitz, by virtue of his control of Heartland Advisors. Mr. Nasgovitz specifically disclaims beneficial ownership of any shares reported on such Schedule 13G/A.

(3)	According to Schedule 13G filed with the SEC on February 11, 2011 by John H. Lewis, the controlling member of Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”), which serves as the general partner of Osmium Capital, LP, a Delaware limited partnership, Osmium Capital, II LP, a Delaware limited partnership, and Osmium Spartan, LP, a Delaware limited partnership. The funds are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. Osmium Partner also manages accounts on a discretionary basis. The funds and the managed accounts directly own the common shares reported on such Schedule 13G (other than 79,229 shares owned directly by Mr. Lewis). Mr. Lewis and Osmium Partners may be deemed to share with the funds and the managed accounts (and not with any third party) voting and dispositive power with respect to such shares. Each filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such filer.

(4)	According to Schedule 13G/A filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possesses voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in such 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

Security Ownership of Directors and Executive Officers

The following is a table of the security ownership of our directors and named executive officers as of April 1, 2011:

	Number of Shares and
	Nature of Ownership(1)
	Outstanding
	Shares		Total	Percent of
	Beneficially	Right to	Beneficial	Common
Name of Beneficial Owner	Owned	Acquire(2)	Ownership	Stock

Michael R. Stanfield(3)	375,719	751,387	1,127,106	6.6%
Neal Dittersdorf	80,646	128,746	209,392	1.3%
John G. Scanlon(4)	76,760	139,843	216,603	1.3%
John M. Albertine	1,250	5,000	6,250	*
Thomas G. Amato	10,750	17,299	28,049	*
James L. Kempner(5)	65,644	8,750	74,394	*
Thomas L. Kempner(6)	6,939,742	17,299	6,957,041	42.6%
David A. McGough	177,368	17,299	194,667	1.2%
Norman N. Mintz(7)	50,695	16,049	66,744	*
William J. Wilson	17,349	22,849	40,198	*
All executive officers and directors as a group (13 persons)	7,933,387	1,391,777	9,325,164	52.6%

*	Less than 1%.

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Consists of shares which such persons have, or will within 60 days of April 1, 2011 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise.

(3)	Held by Stanfield Family Investments LLC (“SFI LLC”), a Virginia limited liability company, of which Mr. Stanfield is the Managing Member. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein.

(4)	Includes 16,750 shares held in trust for his benefit and the benefit of his spouse, as to which shares he has investment discretion. Mr. Scanlon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes 44,394 shares held in trusts for the benefit of his children as to which shares he has investment discretion. Mr. James L. Kempner disclaims beneficial ownership of these shares.

(6)	Includes 6,924,393 shares held by Loeb Holding Corporation. Mr. Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also, includes 9,099 shares held by his wife and to which he disclaims beneficial ownership.

(7)	Includes 44,445 shares held by his wife and to which he disclaims beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Digital Matrix Systems, Inc.

The chief executive officer and president of DMS serves as a member of our Board of Directors.

In March 2007, we entered into a master agreement under which DMS provides us certain data processing services and which replaced certain prior service and software license agreements with DMS. Under the master agreement, we pay for these services with a combination of fixed monthly fees and transaction fees. In addition, we also are party to a professional services agreement under which DMS will provide additional development and consulting services pursuant to work orders that are agreed upon by the parties from time to time. We paid approximately $870,000 in 2010 to DMS under these agreements. As of December 31, 2010, we owed DMS approximately $140,000, and are obligated to make payments to DMS of approximately $432,000 in 2011.

Relationship with Lazard Frères

One of our directors, James L. Kempner, is a Senior Advisor at Lazard Frères, and was previously a Managing Director. Lazard Frères provides from time to time investment banking and financial advisory services to us. In 2010, we paid Lazard Fréres $300,000 for these services. Any arrangements with Lazard Frères have been and will be negotiated on an arm’s length basis and the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Relationship with RCS International, Inc.

A family member of our executive vice president of operations, Chris Shenefelt, is the president of RCS International, Inc. (“RCS”). We have entered into a contract with RCS, to assist us in our Canadian fulfillment operations. For the year ended December 31, 2010, we paid RCS $1.7 million under this contract. As of December 31, 2010, we owed RCS approximately $102,000 under this contract. Our arrangements with RCS have been and will be negotiated on an arm’s length basis and we believe the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Registration Rights

Loeb Holding Corporation and certain of our directors have registration rights pursuant to which each such stockholder may require us, from time to time, to register for sale to the public under the Securities Act of 1933 any shares of common stock owned by them. In addition, each of these stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2010 our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act. In making this disclosure, we have relied solely on written representations of our directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the SEC.

PROPOSAL TWO:

APPROVAL OF AN AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN

The Board of Directors has approved, and recommended that the Company’s stockholders approve, an amendment to the Intersections Inc. 2006 Stock Incentive Plan to increase the number of shares authorized and reserved for issuance there under by 2,000,000 shares from 5,100,000 shares to 7,100,000 shares. As the proposed amendment to the 2006 Stock Incentive Plan has already been approved by the Board of Directors, the amendment will automatically become effective upon approval by the Company’s stockholders. The text of the proposed amendment to the 2006 Stock Incentive Plan is in the form attached hereto as Appendix A, and a summary of the 2006 Stock Incentive Plan, as amended, is set forth below.

Overview

The purpose of the 2006 Stock Incentive Plan is to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in it by its key employees, directors, consultants and independent contractors who are employed by, or perform services for, it and its subsidiaries and upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. The 2006 Stock Incentive Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards and/or RSU awards (collectively, “Awards”).

On March 8, 2006 and May 24, 2006, the Board of Directors and stockholders, respectively, approved the 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan was amended in 2009 in order to permit the repricing of stock options granted thereunder and increase the number of shares authorized and reserved for issuance thereunder by 2,600,000 shares to 5,100,000 shares, and in May 2009, we completed a stock option exchange program pursuant to which certain stock options currently held by our officers (including our named executive officers) were canceled in exchange for the grant of a lesser number of stock options with a lower exercise price.

As of March 25, 2011, without giving effect to the proposed amendment, 345,606 shares were available for future grants under the 2006 Stock Incentive Plan, and Awards representing 3,616,803 shares were outstanding. The proposed amendment increases the total number of shares that may be issued under the 2006 Stock Incentive Plan to accommodate future grants of Awards. If our stockholders approve this proposal, there will be available for future grant 2,345,606 shares under the 2006 Stock Incentive Plan and 375,000 shares under the 2004 Stock Incentive Plan.

On March 25, 2011, the closing price of a share of common stock of the Company was $11.70.

All awards under the 2006 Stock Incentive Plan are within the discretion of the Compensation Committee and, therefore, future awards under the 2006 Stock Incentive Plan are not determinable at this time. For information regarding awards granted under the 2006 Stock Incentive Plan and our other equity incentive plans to our named executive officers, please see “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”

Summary of the 2006 Stock Incentive Plan

The following is a summary of certain provisions of the 2006 Stock Incentive Plan, as amended, and is qualified in its entirety by reference to the specific language of the 2006 Stock Incentive Plan, a copy of which is attached as Exhibit A to our proxy statement filed with the SEC on April 21, 2006.

Administration

The 2006 Stock Incentive Plan is administered by the Compensation Committee or an applicable sub-committee thereof, which is comprised of at least two members of the Board of Directors, each of whom satisfies the requirements for a “non-employee director” within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, and an “outside director” within the meaning of regulations promulgated under Section 162(m) of the Code. Pursuant to the 2006 Stock Incentive Plan, the Compensation Committee selects participants to whom Awards will be granted and determines the type, size, terms and conditions of Awards, including the per share purchase price and vesting provisions of stock options and the restrictions or performance criteria relating to restricted shares and RSUs. The Compensation Committee also administers, construes and interprets the 2006 Stock Incentive Plan.

Securities Offered

Under the 2006 Stock Incentive Plan, the aggregate number of shares of Common Stock that may be issued pursuant to Awards may not exceed 7,100,000 shares if the proposed amendment is approved by stockholders. A maximum of 2,250,000 shares may be the subject of Awards awarded to any single individual during any calendar year. Shares issued pursuant to Awards may be authorized but unissued shares or previously issued shares reacquired by us, including shares purchased on the open market. In the event of certain changes in capitalization of the Company, the Compensation Committee may adjust the maximum number and class of shares with respect to which Awards may be granted under the 2006 Stock Incentive Plan, the maximum number of shares with respect to which Awards may be granted to any participant during any calendar year, the number and class of shares which are subject to outstanding Awards granted under the 2006 Stock Incentive Plan, and if applicable, the purchase price therefor. If Awards granted under the 2006 Stock Incentive Plan expire or terminate for any reason prior to being exercised, Awards with respect to the unissued shares subject thereto may again be granted under the 2006 Stock Incentive Plan; provided, however, that any RSUs as to which a cash payment has been made in settlement thereof shall continue to reduce, by an equivalent number of shares, the number of shares which may again be made subject to Awards.

Eligibility

All of our (and any of our subsidiaries’) key employees (including officers who are also directors), directors, consultants and independent contractors are eligible to receive Awards under the 2006 Stock Incentive Plan. Awards under the 2006 Stock Incentive Plan are granted at the sole discretion of the Compensation Committee. In determining the amount and form of an award, consideration is given to the functions and responsibilities of the individual, his or her potential contributions to the success of the Company, and other factors deemed relevant by the Compensation Committee. The granting of an Award does not confer upon the participant any right to continue in the employ or service of the Company or affect any right or power of the Company to terminate the services of such participant at any time.

We estimate that, as of March 25, 2011, approximately 45 persons were eligible to receive Awards under the 2006 Stock Incentive Plan.

Options

Grant of Options.  The Compensation Committee has the sole discretion to determine the number of options to be granted to any eligible person under the 2006 Stock Incentive Plan, the number of shares of Common Stock subject to the options, and whether to grant the Options as “incentive stock options” or “non-qualified stock options.” The aggregate fair market value of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all stock plans of the Company and its subsidiaries) cannot exceed $100,000; to the extent this limit is exceeded, the options shall be treated as non-qualified stock options.

Reload Options.  The Compensation Committee has the discretion to include a reload option right which will entitle the holder, upon exercise of such original option (prior to the option holder’s termination of service) to receive a replacement option.

Option Exercise Price.  The purchase price of shares of Common Stock issuable upon the exercise of options will be determined by the Compensation Committee at the time of grant; however, the purchase price may not be less than 100% of the fair market value of the shares on the date of grant.

Exercisability of Options.  Options may be exercisable as determined by the Compensation Committee at the time of grant but in no event after ten years from the date of grant. Options are exercisable by delivery to the Company of a duly signed notice in writing to such effect, together with the option certificate and the full purchase price of the shares purchased pursuant to the exercise of the option.

Payment of Option Exercise Price and Issuance of Shares of Common Stock.  The option’s exercise price will be payable by anyone or more of the following methods: in cash, by check, by delivery to the Company of shares already owned by the option holder for at least six months, by payment through a broker in accordance with applicable law or by such other methods as the Compensation Committee may permit from time to time, including by net exercise.

Treatment of Options on a Sale.  In the event of a Sale (as defined in the 2006 Stock Incentive Plan) where the consideration is solely in the form of cash, the Board of Directors may, in its sole discretion, provide that the holder of any unexercised options will be entitled to cash equal to the amount of cash such holder would have received if he or she had actually owned the shares subject to the option minus the purchase price that would have been payable for such shares upon the exercise of the option, subject to adjustments as provided under the 2006 Stock Incentive Plan. If the consideration for the Sale is in shares or part shares and part cash, the Board of Directors will provide for the assumption or substitution of the options (with appropriate adjustments to retain the value of the options).

Restricted Stock Award

A “restricted stock award” is a grant by the Compensation Committee of shares of Common Stock or the right to purchase shares of Common Stock at a price determined by the Compensation Committee at the time of grant, subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture unless and until specific conditions established by the Compensation Committee at the time of grant are met. The conditions may be based on continuing employment or achieving pre-established performance objectives, or both. The shares may not be sold, transferred or otherwise alienated or hypothecated until the restrictions on transfer thereof expire or are removed, and each certificate evidencing a restricted stock award shall bear a legend making appropriate reference to the restrictions imposed.

Share Certificates.  Certificates for the shares granted or purchased pursuant to restricted stock awards will be issued in the names of the holders thereof and shall bear a legend making appropriate reference to the restrictions imposed, but the certificates will be retained by the Company for the holders’ accounts and will not be delivered to such holders until the restrictions imposed on the transfer of the shares shall have lapsed.

Shareholder Rights.  The holder of a restricted stock award will have the right to vote the shares registered in his or her name. Dividends and distributions (including stock dividends and distributions in the event of a split-up, conversion, exchange, reclassification or substitution) with respect to the shares will be retained by the Company for the holder’s account, to be distributed to the holder at the time, and to the extent that, the restrictions imposed on the transfer of such shares shall have expired or lapsed.

Restricted Stock Unit Awards

RSUs are similar to restricted stock except that the award takes the form of stock units instead of shares. An “RSU award” is the grant by the Compensation Committee of a right to receive payment or Common Stock from the Company, upon the expiration of a vesting period, in an amount equal to (1) the fair market value of a share of Common Stock on the date of the expiration, multiplied by (2) the number of RSUs credited to the holder pursuant to the award and as to which the vesting period has expired. RSUs may be settled in shares of Common Stock or cash, or a combination of both. During the restriction period, a holder of RSUs does not have voting or other shareholder rights.

Assignability

Awards and all rights thereunder are non-assignable and non-transferable except to the extent that the estate of a deceased holder is entitled thereto. Awards (other than incentive stock options) may be transferred to family members or other persons or entities pursuant to such terms as the Compensation Committee may approve.

Termination of Employment and Acceleration Events

Options generally become exercisable at such rate and times as the Compensation Committee specifies. Notwithstanding the immediately preceding sentence, options become immediately exercisable in full upon the retirement of the holder after reaching the age of 65, upon the disability (as determined by the Compensation Committee in its sole discretion) or death of the holder while in the employ or service of the Company, upon a Change in Control (as defined in the 2006 Stock Incentive Plan), or Sale while the holder is in the employ or service of the Company, or upon the occurrence of such special circumstances as in the opinion of the Compensation Committee merit special consideration.

Options terminate following the holder’s termination of employment or service except that the holder shall have (unless otherwise earlier terminable by its terms) until the expiration of three months from the cessation of the holder’s employment or service with the Company and its subsidiaries (without regard to any period of severance) to exercise any unexercised option the holder could have exercised on the day on which he left the employ or service of the Company and its subsidiaries (including any options that become exercisable under the circumstances described in the preceding paragraph); provided, however, that in the event of the holder’s termination because of a violation of duties, all unexercised options will terminate immediately upon the termination of the holder’s employment or service. The exercise period is extended to six months in the case of the holder’s disability or the death of the holder (unless otherwise earlier terminable by its terms), in which case the option would be exercisable by the holder’s estate.

All restrictions with respect to restricted stock awards will immediately cease upon the death or disability of the holder, upon a Change in Control or Sale, all while the holder is in the employ or service of the Company, or as the Compensation Committee shall determine.

The vesting period with respect to RSU awards will completely expire, and all amounts will become payable, immediately upon the death or disability of the holder, upon a Change in Control or Sale, all while the holder is in the employ or service of the Company, or as the Compensation Committee shall determine.

Amendment and Termination Date

The Board of Directors or the Compensation Committee at any time may withdraw or amend the 2006 Stock Incentive Plan and, with the consent of the affected holder of an outstanding Award, at any time, may withdraw or amend the terms and conditions of outstanding Awards; provided, however, that the Board of Directors or the Compensation Committee has the authority to amend the terms of the 2006 Stock Incentive Plan or any outstanding Awards, without the consent of affected holders, to comply with the applicable requirements of Section 409A. Any amendment which would increase the number of shares issuable pursuant to the 2006 Stock Incentive Plan or to any individual during any calendar year, or change the class of persons to whom Awards may be granted, shall be subject to the approval of the stockholders of the Company within one year of the amendment. A determination of the Compensation Committee as to any question which may arise with respect to the interpretation of the provisions of the 2006 Stock Incentive Plan and any Awards shall be final. The Compensation Committee may authorize and establish such rules, regulations and revisions thereof, not inconsistent with the provisions of the 2006 Stock Incentive Plan, as it may deem advisable to make the 2006 Stock Incentive Plan and any Awards effective or to provide for their administration, and may take such other action with regard to the 2006 Stock Incentive Plan and any Awards as it shall deem desirable to effectuate their purpose.

No Award shall be granted under the 2006 Stock Incentive Plan after March 7, 2016.

The Employee Retirement Income Security Act of 1974

The 2006 Stock Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Certain Federal Income Tax Consequences

The following discussion of certain relevant federal income tax consequences applicable to Awards granted under the 2006 Stock Incentive Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions. Different rules may apply in the case of a participant who is subject to Section 16 of the Exchange Act with respect to the Company.

Incentive Stock Options

An individual will not realize any income upon the grant or exercise of an incentive stock option. If the individual disposes of the shares acquired upon the exercise of an incentive stock option more than two years after the date the option is granted and more than one year after the shares are transferred to him or her, the individual will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, the Company will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the individual disposes of the shares acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date the option is granted, or one year from the date the shares are transferred to him or her, any gain realized will be taxable at that time as follows: (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized from the disposition, and (b) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending upon the holding period of the shares. In such case, the Company may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.

In general, the difference between the fair market value of the shares at the time the incentive stock option is exercised and the option exercise price will constitute an item of adjustment for purposes of determining alternative minimum taxable income and, under certain circumstances, may be subject, in the year in which the option is exercised, to the alternative minimum tax.

If an individual uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to an incentive stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the individual’s basis in the newly issued shares will be the same as his or her basis in the old shares surrendered and (c) no gain or loss will be recognized by the individual on the old shares surrendered. However, if an individual uses shares previously acquired pursuant to the exercise of an incentive stock option to pay all or part of the exercise price under an incentive stock option, the tender will constitute a disposition of the previously acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to the incentive stock option and the tender may be treated as a taxable exchange.

Non-Qualified Stock Options

An individual will not realize any income at the time the non-qualified stock option is granted. An individual who is not a director, officer or beneficial owner of more than 10% of the outstanding shares of the Company (a “director, officer or principal stockholder”), will realize income at the time he or she exercises the option in an amount equal to the amount by which the then fair market value of the shares acquired pursuant to the exercise of the option exceeds the price paid for the shares. If a director, officer or principal stockholder receives shares pursuant to the exercise of such an option, he or she will realize ordinary income only on the earlier of (i) six months after the date of exercise, or (ii) the date on which he or she can sell the shares at a profit without being subject to liability under Section 16(b) of the Exchange Act, at which time he or she will be subject to tax on the difference between the then fair market value of the shares and the price paid for them. Alternatively, a director, officer or principal stockholder who would not otherwise be subject to tax on the value of his or her shares as of the date they were acquired can file a written election with the Internal Revenue Service, no more than 30 days after the shares are transferred to him or her, to be taxed as of the date of transfer.

The individual then will realize income in a total amount equal to the amount by which the fair market value of the shares, as of the date he or she acquired them, exceeds the price paid for the shares.

All income realized upon the exercise of a non-qualified stock option will be taxed at ordinary income rates. The Company will be entitled to a tax deduction (as compensation) for the amount taxable to an individual (including a director, officer and principal stockholder) upon the exercise of a non-qualified stock option, as described above, in the same year as those amounts are taxable to the individual.

Shares issued pursuant to the exercise of a non-qualified stock option generally will constitute a capital asset in the hands of an individual (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an individual (including a director, officer or principal stockholder) will commence upon the date he or she recognizes income with respect to the issuance of the shares, as described above. The individual’s basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for the shares. If, however, an individual uses shares which he or she already owns to pay, in whole or in part, the exercise price for shares acquired pursuant to the exercise of a non-qualified stock option, (a) the holding period for the newly issued shares equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the individual’s basis in the newly issued shares will be the same as his or her basis in the surrendered shares, (c) no gain or loss will be realized by the individual on the old shares surrendered, and (d) the individual will realize ordinary income in an amount equal to the fair market value of the additional shares received over and above the fair market value of the old shares surrendered.

Restricted Stock

An individual will not realize any income when the right to acquire shares subject to restricted stock awards (“Restricted Shares”) is granted to him or her, or when the certificates for the Restricted Shares themselves are registered in his or her name. The individual will realize ordinary income as and when the Restricted Shares are no longer subject to a substantial risk of forfeiture (which risk of forfeiture includes the restrictions imposed by Section 16(b) of the Exchange Act), in an amount equal to the difference between the fair market value of the Restricted Shares as of such date and the price, if any, he or she paid for the shares. Alternatively, the individual can file a written election with the Internal Revenue Service, no more than 30 days after the certificates for the Restricted Shares are issued, to be taxed as of the date of issuance on the difference between the then fair market value of the Restricted Shares and the price, if any, he or she paid for the shares. Once the individual has realized ordinary income with respect to the Restricted Shares, any subsequent increase in the value of the Restricted Shares generally will be taxed when the shares are sold as long-term or short-term capital gain, depending on how long the Restricted Shares are held. The individual’s holding period with respect to the Restricted Shares will begin on the date he or she realizes ordinary income with respect to the Restricted Shares and the basis in the shares will be equal to their then fair market value. The Company will be entitled to a tax deduction when, and to the extent, ordinary income is realized by the individual with respect to the Restricted Shares. Any dividends or other distributions paid on the Restricted Shares generally will be taxable when distributed to the individual.

RSU Awards

An individual will not be subject to tax upon the grant of an RSU award. Upon distribution of the cash and/or shares underlying the RSUs, the individual will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company. The individual’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution and the holding period in such shares will begin on the day following the date of distribution.

Section 280G of the Code

In addition to the Federal income tax consequences discussed above, Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her “base amount” (as defined in Section 280G), then any amount received in excess of the base amount shall be considered an “excess parachute payment.” Under certain circumstances, Awards may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed in connection with such payment, the individual will be subject to an excise tax equal to

20% of such excess payment, and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

Section 409A of the Code

The American Jobs Creation Act of 2004 introduced Section 409A covering certain nonqualified deferred compensation arrangements. Section 409A generally established new rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. The Company intends that awards granted under the 2006 Stock Incentive Plan will not constitute “deferred compensation” within the meaning of and subject to Section 409A. If and to the extent that an award constitutes deferred compensation subject to Section 409A, then the Company intends to administer and operate the 2006 Stock Incentive Plan and establish terms with respect to such awards in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant; however, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.

Section 162(m) of the Code

Section 162(m) of the Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the chief executive officer and four other most highly compensated executive officers of the corporation. For purposes of Section 162(m) of the Code, compensation which is performance-based is not counted as subject to the deductibility limitations. Options granted under the Plan are intended to permit the full deduction by the Company, by qualifying income pursuant to such options as performance-based compensation and, therefore, exempt from the limitations of Section l62(m). Income pursuant to non-performance based restricted stock awards and RSU awards would be subject to the deductibility limitations of Section 162(m).

Withholding

An employee of the Company will be subject to wage withholding on the amount of ordinary income or excess parachute payments realized by him or her, as described above. The Company or any subsidiary will take such action as it deems appropriate to ensure compliance with all Federal, state or local income tax withholding laws, including by withholding from any cash or shares otherwise due to the holder of an Award, and the holder may be required to make sufficient funds available to the Company or a subsidiary to satisfy applicable withholding obligations.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding Awards, the individual will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the individual’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Capital gain is generally currently taxed at a maximum rate of 15% if the property is held more than one year.

Vote Required

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast on the proposal at the Meeting. The Company has been advised that it is the intention of Mr. Thomas L. Kempner to cause Loeb Holding Corporation to vote the shares of common stock it beneficially owns in favor of approval. See “Principal Stockholders — Security Ownership of Certain Beneficial Owners.”

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3:

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for audit and other services rendered by Deloitte & Touche LLP in 2010 and 2009:

	2010	2009
	Actual Fees ($)	Actual Fees ($)

Audit fees(1)	1,256,002	1,340,000
Audit Related Fees(2)	35,000	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	1,291,002	1,340,000

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews (including fees related to the Sarbanes-Oxley Act of 2002), notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Audit related fees for 2010 and 2009 include expenses for services rendered in connection with acquisition and joint venture transactions.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Consideration of these Fees

The Audit Committee has considered whether the provisions of the services covered under the categories of “Audit Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Deloitte & Touche LLP.

The Board of Directors of the Company recommends a vote FOR Proposal 3.

Audit Committee Report

The Audit Committee operates under a written charter, which was adopted by the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In this context, the Audit Committee met separately with each of management, the internal auditors and the independent registered public accounting firm to provide each with the opportunity to discuss any matters that should be discussed privately without the others present. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte & Touche LLP its independence. The Audit Committee also considered whether the provision by Deloitte & Touche LLP of certain other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Audit Committee

Thomas G. Amato (Chair)
David A. McGough
William J. Wilson

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2011 must be received by us on or prior to December 21, 2011 to be eligible for inclusion in our Proxy Statement and form of proxy to be used in connection with such meeting. Any notice of shareholder proposals received after this date is considered untimely.

Other Business

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Michael R. Stanfield
Chairman of the Board of Directors

Dated: April 20, 2011

APPENDIX A

AMENDMENT NO. 2 TO THE
2006 STOCK INCENTIVE PLAN OF
INTERSECTIONS INC.

WHEREAS, Intersections Inc. (the “Corporation”) has adopted the 2006 Stock Incentive Plan of Intersections Inc., as amended by Amendment No. 1 (the “Plan”); and

WHEREAS, Section 18 of the Plan permits the Board of Directors of the Corporation to amend the Plan; and

WHEREAS, the Board of Directors now desires to amend the Plan in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of Section 6 of the Plan is hereby deleted in its entirety and replaced by the following:

“The Committee may, but shall not be required to, grant, in accordance with this Plan, Incentive Awards with respect to an aggregate of up to 7,100,000 Shares, which may be either Shares held in treasury or authorized but unissued Shares.”

2. This Amendment shall be effective as of the date hereof, subject to the approval of the stockholders of the Corporation. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Amendment to be executed by a duly authorized officer of the Corporation on this           day of          , 2011.

INTERSECTIONS INC.

By:
Name:
Title:

A-1

ANNUAL MEETING OF STOCKHOLDERS OF
INTERSECTIONS INC.
May 18, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, form of Proxy Card and the Company’s 2010
Annual Report to Stockholders are available at http://www.proxydocs.com/intx
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↑	Please detach along perforated line and mail in the envelope provided.	¯

■ [ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect 8 nominees for Directors:			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Michael R. Stanfield O John M. Albertine O Thomas G. Amato O James L. Kempner O Thomas L. Kempner O David A. McGough O Norman N. Mintz O William J. Wilson
2. To approve an amendment to the 2006 Stock Incentive Plan:

3.  To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011:
			☐ ☐	☐ ☐	☐ ☐
		4. With discretionary authority upon such other matters as may properly come before the Meeting:	☐	☐	☐

INSTRUCTIONS	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE APPROVAL OF AN AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

BEFORE THE MEETING:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTERSECTIONS INC.
2011 ANNUAL MEETING OF STOCKHOLDERS — MAY 18, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned stockholder of Intersections Inc., a Delaware corporation, hereby appoints Michael R. Stanfield, John G. Scanlon and Neal B. Dittersdorf and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 11:00 AM, local time, on May 18, 2011, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.
(Continued and to be signed and dated on the reverse side)
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